 Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Elif McDonald

elif.mcdonald@valeant.com

514-856-3855

877-281-6642 (toll free)

Media:

Renée Soto

or

Chris Kittredge/Jared Levy

Sard Verbinnen & Co.

212-687-8080

VALEANT PHARMACEUTICALS ANNOUNCES ADDITION OF RICHARD U. DESCHUTTER TO ITS BOARD OF DIRECTORS

LAVAL, Quebec, January 4, 2017 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) (“Valeant”) today announced that the Board of Directors has elected Richard (Dick) U. DeSchutter to serve as a director, effective January 2, 2017. With the addition of Mr. DeSchutter, Valeant has increased the size of its Board to 13 members, 12 of whom are independent.

“We are delighted to welcome Dick to our board of directors,” said Joseph C. Papa, chairman and CEO of Valeant. “His track record of pharmaceutical company leadership combined with his operational and financial advisory experience make him an ideal addition to our board. We look forward to his strategic insights as we reposition and reinvigorate the company in 2017.”

Prior to his retirement, Mr. DeSchutter served as the Chairman and Chief Executive Officer of DuPont Pharmaceuticals Company from July 2000 until its acquisition by Bristol-Myers Squibb in October 2001. Prior to DuPont, Mr. DeSchutter was a Director and Chief Administrative Officer of Pharmacia Corporation, which was created through the merger of Monsanto Company and Pharmacia & Upjohn in 2000. Prior to the merger, Mr. DeSchutter was a Director, Vice Chairman and Chief Administrative Officer for Monsanto. From 1995 to 1999, he served as Chairman and CEO of G.D. Searle & Co., Monsanto's wholly owned pharmaceutical subsidiary.

Mr. DeSchutter currently serves as a director of AuVen Therapeutics and Applied Silver, Inc. He was previously Chairman of Incyte Corporation (2003 to 2015); Durata Therapeutics Inc. (2012 to 2014); and Lead Independent Director (2011 to 2014) and Director (2001 to 2014) of Smith & Nephew plc.

Mr. DeSchutter earned a Bachelor of Science degree (1962) and a Master of Science Degree (1963) in Chemical Engineering from the University of Arizona.

About Valeant
Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

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